530 Fairview Avenue N
Seattle, WA 98109

VIA EMAIL (john@jdgerace.com)

August 3, 2023

Calabri Biosciences, LLC
Attn: John Gerace
37 Barlett Place
Tustin, CA 92782

Re: Consulting Services

Dear John:

    This letter agreement (this “Agreement”) confirms our mutual understanding with respect to the terms and conditions upon which Calabri Biosciences, LLC (“Calabri”) agrees to provide NanoString Technologies, Inc. (“NanoString”) with Services as set forth below. Unless agreed otherwise in writing, Calabri agrees that John Gerace will be the exclusive provider of the Services on behalf of Calabri. The Services will occur at such time or times as described below or as otherwise mutually agreed to by Calabri and Brad Gray, President and CEO of NanoString, during the term of this Agreement, which begins August 29, 2023 (the “Effective Date”) and lasts until October 31, 2023 (the “Term”).

1.Services Description. Subject to the terms and conditions of this Agreement, Calabri will perform the following services (the “Services”):

-Consult with NanoString regarding matters with which Mr. Gerace was involved as NanoString’s Chief Commercial Officers or otherwise have knowledge on an as-needed basis; and assist with the transition of responsibilities to any new leader of NanoString’s Commercial organization that NanoString may hire during the Term.

2.Performance Schedule. Performance of the Services will occur as mutually agreed to by members of NanoString’s management team and you during the Term.

3.Compensation. As full and complete consideration for Calabri and Mr. Gerace’s delivery of the Services, Calabri will be compensated at a rate of $500 per hour. Calabri will not perform Services in excess of 5 hours a week unless mutually agreed to by Calabri and NanoString. NanoString will reimburse Calabri for the reasonable and necessary expenses incurred by Mr. Gerace in performing the Services, provided that such expenses are approved in advance by NanoString and provided further that Calabri provides NanoString with appropriate documentation for such expenses. Calabri will be paid for Services and approved expenses within thirty days of invoice from Calabri, no more frequently than monthly. Please submit the invoices promptly, as notwithstanding the foregoing, in order to help prevent adverse tax consequences to Calabri and Mr Gerace under Section 409A (as defined below), in no event shall any payment under this Section be made later than March 15th of the calendar year following the calendar year in which such payment was earned. All payments and benefits provided for under this Agreement are intended to be exempt from or otherwise comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and formal guidance thereunder (together, “Section 409A”), so that none of the payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms in the Agreement shall be interpreted to be exempt or so comply. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. In no event will NanoString (or any of its subsidiaries or affiliates) have any liability, responsibility or obligation to reimburse, indemnify or hold harmless Calabri or Mr. Gerace for any taxes imposed, or other costs incurred, as a result of Section 409A.

4.Confidentiality. Calabri and Mr. Gerace agree that during the Term of this Agreement and thereafter, Calabri and Mr. Gerace will not disclose to any third party, orally or in writing, or use, without the prior written consent of NanoString, any NanoString Confidential Information. “NanoString Confidential Information” means all information maintained in confidence by or on behalf of NanoString and disclosed to or otherwise accessed by Calabri or Mr. Gerace. NanoString Confidential Information does not include information that you can demonstrate: (i) has become part of the public domain, except by Calabri or Mr. Gerace’s breach of this Agreement;

(ii) Calabri and Mr. Gerace rightfully possessed prior to disclosure to Calabri and Mr. Gerace by NanoString; or (iii) Calabri and Mr. Gerace learned from a third party that has no duty of confidentiality to NanoString.

5.Compliance. Calabri and Mr. Gerace will comply with the statutes, rules, regulations and orders of any governmental or quasi-governmental authority applicable to the performance of the Services, as well as NanoString’s policies and procedures that are communicated to Calabri and Mr. Gerace. Each of Calabri and Mr. Gerace represent that their execution and performance of this Agreement does not conflict with any other agreement or obligations to which they are bound. Calabri and Mr. Gerace further represent that they (i) are not under investigation by any regulatory agency for debarment or presently debarred by any regulatory agency, (ii) have not been disqualified by any regulatory agency and do not have a disqualification hearing pending, and (iii) have not engaged in any conduct or activity that could lead to any of the above-mentioned disqualification or debarment actions. Calabri and Mr. Gerace agree to promptly notify NanoString of any changes related to the foregoing.

6.Intellectual Property. All intellectual property rights that (a) are owned or held by NanoString prior to this Agreement; (b) are created, developed, improved, or reduced to practice by NanoString independently of the Services performed by you hereunder; or (c) that result from your use of NanoString Confidential Information or NanoString intellectual property, are “NanoString IP.” NanoString IP is the sole and exclusive property of NanoString. Calabri and Mr. Gerace hereby assign to NanoString all right and title to and interest in NanoString IP that they may have or acquire. Calabri and Mr. Gerace further grant to NanoString a fully paid-up, royalty-free, non-exclusive, sublicensable, worldwide, irrevocable, perpetual license to use for any purpose (x) any feedback and other information you provide to NanoString and (y) any of Calabri and Mr. Gerace intellectual property incorporated into any deliverables they provide to NanoString, in each case in connection with the Services.

7.Termination. Either Calabri or NanoString may terminate this Agreement at any time upon ten (10) days’ written notice to the other party for any or no reason. The provisions of this Agreement that by their nature would continue beyond termination or expiration of this Agreement shall survive termination or expiration of this Agreement.

8.Miscellaneous. Calabri will provide the Services as an independent contractor and this Agreement does not create an employment relationship of any kind with either Calabri or Mr. Gerace. Neither Calabri nor Mr. Gerace are an agent, representative or spokesperson of NanoString. Calabri is responsible for payment of all taxes due on fees paid to it for the Services. The validity, interpretation and performance of this Agreement and any dispute connected herewith shall be governed by and construed in accordance with the laws of the State of Washington without regard to its conflict of laws provisions. Exclusive jurisdiction will be with the courts of the State of Washington. This Agreement contains the entire and complete agreement between the parties and supersedes all prior oral and/or written agreements with respect to the subject matter hereof. Notwithstanding the foregoing, Mr. Gerace acknowledges, reaffirms, and agrees to abide by all of the continuing obligations (including, without limitation, the nondisclosure obligations and restrictive covenants) under his Proprietary Information and Inventions Agreement dated as of January 6, 2022, which governed Mr. Gerace’s prior employment relationship with NanoString, and which is not altered or superseded by this Agreement. The terms of this Agreement may be not modified or amended except in writing and signed by both parties. This Agreement may be executed in counterparts, including by facsimile or PDF, each of which will be deemed an original and together will constitute one agreement binding on all parties.

Please indicate your acceptance and agreement of the terms and conditions of this Agreement by signing this letter at the place indicated below and returning it to me.

Sincerely,

/s/ R. Bradley Gray

Brad Gray
President and CEO
NanoString Technologies, Inc.

Agreed as of the date first written above:

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Calabri Biosciences, LLC

Signed: /s/ John D. Gerace

Print Name: John D. Gerace

Its: President

In his capacity as the sole provider of the Services on behalf of Calabri and with respect to Sections 4 through 6 of this Agreement and Section 8 of this Agreement: Agreed as of the date first written above:

John D. Gerace

Signed: /s/ John D. Gerace

Print Name: John D. Gerace
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